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                        FIRST NATIONWIDE HOLDINGS INC.
  RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                         Nine Months Ended
                                                            September 30,                  Year Ended December 31,
                                                       ----------------------   --------------------------------------------------
                                                           1996       1995        1995       1994       1993      1992       1991
                                                           ----       ----        ----       ----       ----      ----       ----

Fixed charges (excluding interest on deposits):

Interest on borrowings:                                $  290,037   $220,317    $287,456   $ 98,888  $ 16,700  $ 11,137    $27,283
Total fixed charges (excluding interest on deposits)      290,037    220,317     287,456     98,888    16,700    11,137     27,283
Rent interest factor                                        3,528      5,737       6,628      1,746       361     2,595      3,757
Income before income taxes, extraordinary item
     and minority interest                                507,586     86,396     122,450     31,928   146,618   215,555    (26,376)
Earnings                                                  801,151    312,452     416,534    132,562   163,679   229,267      4,664
Fixed charges (excluding interest on deposits)            293,565    226,054     294,064    100,634    17,061    13,732     31,040
Preferred stock dividends                                  34,584     25,938      34,584          0         0     7,623     10,732
Combined fixed charges (excluding interest on
     deposits) and preferred stock dividends              328,149    251,992     328,668    100,634    17,061    21,355     41,772
Ratio of earnings to combined fixed charges
     (excluding interest on deposits) and preferred
     stock dividends (note 1)                                2.44 x     1.24 x      1.27 x     1.32 x    9.59 x   10.74 x  (26,376)

Fixed charges (including interest on deposits):

Interest on deposits                                   $  323,246   $328,879    $447,359   $100,957  $ 55,410  $430,933   $630,375
Interest on borrowings                                    290,037    220,317     287,456     96,888    16,700    11,137     27,283
Total fixed charges (including interest on deposits)      613,283    549,196     734,815    199,845    72,110   442,070    657,658
Rent interest factor                                        3,528      5,737       6,628      1,746       361     2,595      3,757
Income before income taxes, extraordinary item
     and minority interest                                507,586     86,398     122,450     31,928   146,618   215,555    (26,376)
Earnings                                                1,124,397    641,331     863,893    233,519   219,089   660,220    635,039
Fixed charges (including interest on deposits)            616,811    554,933     741,443    201,591    72,471   444,665    661,415
Preferred stock dividends                                  34,584     25,938      34,584          0         0     7,623     10,732
Combined fixed charges (including interest on
     deposits) and preferred stock dividends              651,395    580,871     776,027    201,591    72,471   452,288    672,147
Ratio of earnings to combined fixed charges
     (including interest on deposits) and preferred
     stock dividends (note 1)                                1.73 x     1.10 x      1.11 x     1.16 x    3.02 x    1.46 x  (26,376)

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Note (1)-Ratios with a less than one-to-one coverage are shown as dollar amounts which represent the amount of coverage deficiency.